Exhibit 99.1

For Immediate Release	November 15, 2006
Crown Crafts, Inc. Reports Results for Second Quarter of Fiscal Year 2007
Gonzales, Louisiana – Crown Crafts, Inc. (the “Company”) (OTCBB: CRWS) today reported net sales for the second quarter of fiscal year 2007, which ended October 1, 2006, of $21.6 million as compared to net sales for the second quarter of fiscal year 2006 of $21.3 million. For the first six months of fiscal year 2007, the Company had net sales of $37.7 million, up from $34.9 million in the first six months of fiscal year 2006.
The increase in sales for the second quarter of fiscal year 2007 as compared to the second quarter of fiscal year 2006 is primarily due to a $364,000 increase in sales of bedding, blankets and accessories resulting from sales of new private label designs of $3.6 million and a net increase in replenishment shipments of $600,000, offset by decreases of $2.8 million related to programs dropped in the latter part of fiscal year 2006 and $1.0 million related to shipments that occurred in the first quarter of the current year but in the second quarter of the prior year.
For the first six months of fiscal year 2007, sales of bedding, blankets and accessories increased $2.3 million primarily due to sales of new private label designs which began shipping subsequent to the second quarter of fiscal year 2006 of $6.0 million and a net increase in replenishment shipments of $400,000, offset by a decrease of $4.1 million related to dropped programs. Sales of bibs and bath products increased $688,000 in the first six months of the current year due to sales of new designs amounting to $1.3 million, offset by a net decrease in replenishment orders of $600,000.
On July 11, 2006 the Company refinanced its credit facilities. In connection with the refinancing, non-interest bearing subordinated indebtedness was reduced from a net book value of $7 million to a net book value of $2.9 million. The Company recorded a pre-tax gain of $4.1 million on the subordinated debt reduction. Only a portion of the gain was subject to federal income taxes and, consequently, the after-tax effect of the gain on net income was $3.7 million ($0.38 per share).
A summary of the Company’s earnings is as follows:

	Three Months Ended				Six Months Ended
	October 1,	October 2,			October 1,	October 2,
	2006	2005	$ Change	% Change	2006	2005	$ Change	% Change
Income before income taxes	6,828	1,248	5,580	447.1%	8,353	988	7,365	745.4%
Income before income taxes excluding gain on refinancing	2,759	1,248	1,511	121.1%	4,284	988	3,296	333.6%
Net income	5,353	1,151	4,202	365.1%	6,264	883	5,381	609.4%
Net income before gain on refinancing (net of income taxes)	1,657	1,151	506	44.0%	2,568	883	1,685	190.8%
Excluding the gain associated with the refinancing on July 11, 2006 of $4.1 million, pretax income for the quarter was $2.8 million compared to pretax income of $1.2 million for the second quarter of fiscal year 2006. Pretax income for the first six months of the current year excluding the gain on refinancing was $4.3 million compared to pretax income in the prior year of $1 million.
Tax expense for the second quarter and first six months of fiscal year 2007 was $1.5 million and $2.1 million, respectively, compared to $97,000 and $105,000 for the second quarter and first six months of fiscal year 2006, respectively. As a result of the removal of a $4.2 million deferred tax valuation allowance during the fourth quarter of fiscal year 2006, the Company’s income tax expense for the second quarter and first six months of fiscal year 2007 included federal as well as state and local income taxes. Income tax expense for the first quarter of fiscal year 2006 included only state and local income taxes.

Exclusive of the gain on debt refinancing, the effective tax rate for the three and six-month periods ended October 1, 2006 was approximately 40.0%. Approximately $3.1 million of the gain on debt refinancing related to the reversal of previously recognized debt-related expenses that were not deductible for federal tax purposes and, consequently, the gain from the reversal of such expenses was not taxable. The debt-related expenses pertained to the amortization of the original issue discount on the previously issued non-interest bearing subordinated debt. Total tax expense related to the gain on debt refinancing was $373,000, representing an effective tax rate of 9.2%.
Net income for the second quarter of fiscal year 2007 was $5.3 million, or $0.54 per diluted share, compared to net income of $1.2 million, or $0.05 per diluted share, for the second quarter of fiscal year 2006. Net income for the first six months of fiscal year 2007 was $6.3 million, or $0.64 per diluted share, compared to net income of $0.9 million, or $0.04 per diluted share, for the first six months of fiscal year 2006. Net income for both the quarter and six months of the current year quarter includes the $4.1 million gain on refinancing ($3.7 million net of tax; $0.38 per diluted share).
“We are very pleased to report another successful quarter. Our pre-tax income excluding our gain on our debt refinancing increased $1.5 million, or 121%, from the prior year quarter and our gross margin improved from 21.7% to 26.7%. The gross margin improvement reflects our continued efforts to control costs and improve our sourcing efforts,” commented E. Randall Chestnut, Chairman, President and Chief Executive Officer of the Company. “In addition, we continue to be very pleased with the market’s reaction to our refinancing and warrant extinguishment that was announced early in the quarter. The stock price benefited favorably from the announcement, increasing from $0.65 immediately prior to the refinancing, reaching a high of $3.54 and closing the quarter at $3.08,” Mr. Chestnut continued.
The Company will host a teleconference today at 1:00 p.m. Central Standard Time to discuss the Company’s results and answer appropriate questions from stockholders. Interested investors may join the teleconference by dialing (877) 209-9922. Please refer to confirmation number 844947. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be found prior to the call on the investor relations portion of the Company’s website.
A telephone replay of the teleconference will be available from 2:45 p.m. Central Standard Time on November 15, 2006 through 11:59 p.m. Central Standard Time on November 22, 2006. To access the replay, dial (800) 475-6701 in the United States or (320) 365-3844 from international locations. The access code for the replay is 844947.
Crown Crafts, Inc. designs, markets and distributes infant and juvenile consumer products, including bedding, blankets, bibs, bath items and accessories, and luxury hand-woven home décor. Its subsidiaries include Hamco, Inc. in Louisiana, Crown Crafts Infant Products, Inc. in California and Churchill Weavers, Inc. in Kentucky. Crown Crafts is America’s largest distributor of infant bedding, bibs and bath items. The Company’s products include licensed and branded collections as well as exclusive private label programs for certain of its customers.
This release contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the level and pricing of future orders from the Company’s customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except per share data

	Three Months Ended		Six Months Ended
	October 1,	October 2,	October 1,	October 2,
	2006	2005	2006	2005
Net sales	$21,574	$21,285	$37,738	$34,944
Gross profit	5,753	4,609	10,333	7,576
Gross margin	26.7%	21.7%	27.4%	21.7%
Income from operations	3,024	2,013	5,154	2,512
Income before income taxes	6,828	1,248	8,353	988
Income tax expense	1,475	97	2,089	105
Net income	5,353	1,151	6,264	883
Basic income per share	0.55	0.12	0.65	0.09
Diluted income per share	0.54	0.05	0.64	0.04

Weighted Average Shares Outstanding:
Basic	9,690	9,506	9,598	9,506
Diluted	9,990	21,441	9,821	21,386
CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	October 1, 2006	April 2, 2006
Cash and cash equivalents	$42	$3,790
Accounts receivable, net of allowances	15,148	14,457
Inventories, net of reserves	12,046	9,742
Total current assets	29,217	30,156
Goodwill	22,884	22,974
Deferred income taxes	1,708	3,397
Total assets	55,453	58,179

Current maturities of long-term debt	28	36
Total current liabilities	9,684	5,415
Long-term debt	10,586	23,922
Total non-current liabilities	10,586	23,922

Stockholders’ equity	35,183	28,842
Total liabilities and stockholders’ equity	55,453	58,179

Contact:	Investor Relations Department
(225) 647-9146
or
Halliburton Investor Relations
(972) 458-8000